SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                               FORM 15


       Certification and Notice of Termination of Registration
        under Section 12(g) of the Securities Exchange Act of
1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
               of the Securities Exchange Act of 1934.

                   Commission File Number 1-6002

                     Computer Data Systems, Inc.
        (Exact name of registrant as specified in its charter)

                           One Curie Court
                    Rockville, Maryland 20850-4389
                            (301) 921-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, Par Value $0.10 Per Share
      ------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                   None
      ------------------------------------------------------------
          (Titles of all other classes of securities for which
      a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)     [X]               Rule 12h-3(b)(1)(ii)    [ ]
    Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(2)(i)     [ ]
    Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(ii)    [ ]
    Rule 12g-4(a)(2)(ii)    [ ]               Rule 15d-6              [ ]
    Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:
                                     one (1)

      Pursuant to the requirements of the Securities Exchange Act of 1934
       Computer Data Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 19, 1997       By:    /s/Bradley W. Kopp
                                     ------------------------
                              Name:  Bradley W. Kopp
                              Title: Vice President and Chief Financial Officer